UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

NF INVESTMENT CORP.

(Exact name of registrant as specified in charter)

Maryland	61-1696304
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 38th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 813-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 12, 2013, NF Investment Corp. (“we”, “us”, “our”) and NFIC SPV LLC (“NFIC SPV”), our wholly-owned subsidiary, entered into a loan and servicing agreement (the “LSA”) with the Lenders and other parties referenced below. Under the terms of the LSA, we serve as the Transferor and as the Servicer under the LSA and NFIC SPV serves as the borrower under a revolving credit arrangement (the “Revolving Credit Facility”) with Citibank, N.A. acting as the lead arranger, with participation from Citibank, N.A., PNC Bank, National Association, Amalgamated Bank and State Street Bank and Trust Company (the “Lenders”). Citibank, N.A. also serves as the collateral agent and the administrative agent pursuant to the LSA. Wells Fargo Bank, National Association serves as the Account Bank, Backup Servicer, Collateral Custodian and Collateral Administrator (each as defined in the LSA).

The Revolving Credit Facility provides for secured borrowing during the revolving period up to the lesser of $175,000,000 or the amount of capital commitments that we have received, with an accordion feature that can, subject to certain conditions, increase the aggregate maximum credit commitment up to an amount not to exceed $262,500,000. Pursuant to the terms and conditions of the LSA, NFIC SPV may commence borrowing when, among other requirements, minimum equity in assets held is at least equal to the greater of (i) $10,500,000, (ii) the aggregate amount of the four largest eligible loans and (iii) 50% of the aggregate loan balance of all eligible loans (other than any the amount of any Eligible Loans in excess of the concentration limitations set forth in the LSA).

The Revolving Credit Facility has a three-year revolving period (with two one-year extension options, subject to NFIC SPV’s and the Lenders’ consent) and a maturity date six years from the September 12, 2013 closing date (subject to two one-year extension options in connection with an extension of the revolving period). Following the revolving period NFIC SPV will be required to make certain mandatory amortization payments under the LSA. During the revolving period, borrowings will bear interest at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 1.50% per year. For the three years following the revolving period (the “Amortization Period”), outstanding borrowings will bear interest (i) during the first year of the Amortization Period, at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 2.75% (ii) during the second year of the Amortization Period, at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 2.875% and (iii) during the third year of the Amortization Period, at the applicable CP rate (if the lender is a conduit lender) or LIBOR plus 3.75%. During the revolving period, NFIC SPV will be required to pay a scaled commitment fee of between 0.25% and 1.00% per year based on a pre-determined grid and depending on the usage of the Revolving Credit Facility. Payments under the Revolving Credit Facility will be made quarterly. The Lenders will have a first lien security interest on substantially all of the assets of NFIC SPV.

As part of the Revolving Credit Facility, NFIC SPV will be subject to certain limitations as to how borrowed funds may be used and the types of loans that are eligible to be acquired by NFIC SPV including, but not limited to, restrictions on sector concentrations, loan size, tenor and minimum investment ratings (or estimated ratings). The Revolving Credit Facility also contains certain requirements relating to interest coverage, collateral quality and portfolio performance, including limitations on delinquencies and charge offs, certain violations of which could result in the acceleration of the amounts due under the Revolving Credit Facility. The Revolving Credit Facility is also subject to a borrowing base based on an advance rate assigned to the assets under the LSA.

Under the Revolving Credit Facility, we and NFIC SPV, as applicable, have made certain customary representations and warranties, and are required to comply with various covenants, including leverage restrictions, reporting requirements and other customary requirements for similar credit facilities. The Revolving Credit Facility includes usual and customary events of defaults for credit facilities of this nature.

Borrowings of NFIC SPV will be considered borrowings by us for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended, applicable to business development companies. The obligations of NFIC SPV under the LSA and Revolving Credit Facility are non-recourse to us.

Item 2.03.	Creation of Direct Financial Obligation

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

On September 10, 2013, NF Investment Corp. (the “Company”) delivered a capital drawdown notice to its investors relating to the issuance of 60,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for an aggregate offering price of $1.2 million. The shares are expected to be issued on or around September 24, 2013.

The issuance of Common Stock is being made pursuant to subscription agreements (“Subscription Agreement”) entered into by the Company and its investors. Under the terms of the Subscription Agreement, investors are required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of 10 business days’ prior notice to investors.

The issuance and sale of the Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D and Regulation S thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NF INVESTMENT CORP.

By:	/s/ Kenneth J. Kencel
Kenneth J. Kencel President

Date: September 13, 2013